EL CHICO RESTAURANTS, INC.
                            AMENDMENT NO. 1
                                 TO
                         EMPLOYMENT AGREEMENT


     This Amendment No. 1 to Employment Agreement (the "Amendment") is dated as of August 7, 1997, by and between El Chico Restaurants, Inc., a Texas Corporation with its principal executive offices at 12200 Stemmons Freeway, Suite 100, Dallas, Texas 75234 (the "Company") and Wallace A. Jones (the "Employee") who resides at 66615 Camille Avenue, Dallas, Texas 75252.

                          WITNESSETH:

     WHEREAS, the Company and the Employee entered into that certain Employment Agreement, dated as of ______________ (the "Employment Agreement"), setting forth the terms of employment of the Employee by the Company; and

     WHEREAS, the Company believes that it is in the best interests of the Company to extend the term of the Employment Agreement for a one-year period beyond the termination date presently provided for therein;

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                              ARTICLE I

     Section 3 of the Employment Agreement is hereby amended and restated as follows:

     "3.  TERM.

          Subject to the provisions of termination as provided in
       Section 9 of this Agreement, the terms of the Employee's employment with the Company shall commence on November 28, 1994 and shall terminate on November 28, 1998, unless sooner terminated as provided for herein."

                          ARTICLE II

      All of the other provisions of the Employment Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.

                              EL CHICO RESTAURANTS, INC.


                              By:     /s/ Lawrence E. White

                              Print Name: Lawrence E. White

                              Title: Chief Financial Officer




                              EMPLOYEE

                                /s/ Wallace A. Jones
                                ---------------------
                                    Wallace A. Jones